Exhibit 2.2

MANAGEMENT STOCK POOL AGREEMENT

THIS AGREEMENT is dated for reference this 28th day of May, 2004

AMONG:

HURON VENTURES INC., a body corporate formed pursuant to the laws of the State of Delaware and having an office for business located at Suite 2000, 1066 West Hastings Street, Vancouver BC Canada V6E 3X2

(the “Company”)

AND:

THE SHAREHOLDERS OF DAVENPORT FIELD UNIT INC. listed in Schedule “A” hereto

(the “Shareholders”)

WHEREAS:

A.	The Company is a development stage company whose principal business purpose is to seek, investigate and merge or acquire an interest in business opportunities

B.

The Company’s common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company’s common stock is quoted on the NASD “Bulletin Board” under the symbol “HRVN”;

C.

The Company has entered into an Agreement and Plan of Merger dated May 26, 2004 with, inter alia, Davenport Field Unit Inc. (“Davenport”) and the Shareholders (the “Merger Agreement”) pursuant to which the Company has agreed to acquire Davenport from the Shareholders on and subject to the terms of the Merger Agreement;

D.

In partial consideration for the acquisition of Davenport from the Shareholders, the Company has agreed to issue to the Shareholders a total of 5,165,000  shares of the Company’s common stock (the “Shares”), in the amounts listed in Schedule “A” attached hereto;

E.

As part of the Merger Agreement the Company has negotiated and entered into employment agreements (the “Executive Employment Agreements”) with the persons listed in Schedule “B” attached hereto (the “Executive Shareholders”) pursuant to which they will provide their services and officers of to the Company; and

F.	In order to align the interests of the Shareholders with the Company, the Shareholders have agreed to the escrow, lock-up, performance criteria and return to treasury provisions provided for herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEPOSIT OF SHARES INTO ESCROW

Deposit into Escrow

1.01         Each Shareholder covenants and agrees to and in favor of the Company that, at the closing if the Merger Agreement (the “Closing Date”), he or she shall cause the certificates representing the Shares to be deposited with Phillip A. Wylie (the “Escrow Agent”) on and subject to the terms of the Management Stock Pool Escrow Agreement in the form attached hereto as Schedule “C”.

Classification of Shares

1.02         For the purpose of this Agreement, the Shares shall be classified as 2,659,975 shares of the Company’s common stock issued as consideration for serving as employees of the Company (the “Compensation Shares”) and 2,505,025 shares of the Company’s common stock issued as a performance incentive (the “Performance Shares”), all as detailed in Schedule “A” attached hereto.

ARTICLE 2

ESCROW TERMS

No Options, etc.

2.01         Each Shareholder covenants and agrees to and in favor of the Company that, for so long as the Shares issued to them hereunder are held in escrow pursuant to the terms hereof, they will not option, pledge, hypothecate or otherwise agree to transfer such Shares in any manner whatsoever.

Shares - Return to Treasury – Termination or Resignation

2.02         The Shares will be returned to the treasury of the Company as follows:

(a)           in the event that a particular Executive Shareholder ceases to be an employee of the Company either by Resignation or through termination by the Company for Cause (as those terms are defined in the Executive Employment Agreements) during the one year period immediately following the Closing Date, all of the Shares issued to that particular Executive Shareholder are to be returned to the treasury of the Company without consideration; and

(b)           in the event that any particular Shareholder (other than an Executive Shareholder) ceases to be an employee or director of the Company for any reason whatsoever during the two year period immediately following the Closing Date, all of the Shares issued to that Shareholder are to be returned to the treasury of the Company without consideration.

Compensation Shares - Release from Escrow

2.03         The Compensation Shares shall be released from escrow as follows:

(a)            in the event that any particular Executive Shareholder ceases to be an employee of the Company due to termination by the Company Without Cause, by the Shareholder with Good Reason or due to Death or Disability (as those terms are defined in the Executive Employment Agreements) during the one year period following the Closing Date, all of the Compensation Shares issued to that Shareholder are to be released to that particular Executive Shareholder (or his estate) and shall cease to be subject to the terms and conditions hereof;

(b)            all Compensation Shares issued to an Executive Shareholder which are not to be returned to the treasury of the Company pursuant to paragraph (a) of section 2.02 or released to a particular Executive Shareholder pursuant to paragraph (a) of this section 2.03 shall be released to the Executive Shareholders on July 1, 2005 and

(c)            all Compensation Shares issued to a particular Shareholder (other than an Executive Shareholder) which are not to be returned to the treasury of the Company pursuant to paragraph (b) of section 2.02 shall be released to the Shareholders on July 1, 2006.

Performance Shares  - Release from Escrow

2.04         Any Performance Shares not returned to treasury of the Company pursuant to section 2.02 hereof will be released from escrow as follows:

(a)           in the event that the Company, during the fiscal year ended June 30, 2005 or September 30, 2005, achieves both of the following performance milestones (collectively the “2005 Performance Milestones”) one half of the Performance Shares issued to a particular Executive Shareholder are to be released to that Executive Shareholder

(i)    the Company, based solely upon the audited financial statements of the Company for the year ended June 30, 2005, as filed with the Securities and Exchange Commission (the “2005 Statements”) has proven reserves of not less than 2,494 MBOE, and

(ii)   the Company, as determined by the Company’s auditor in conjunction with the preparation of the 2005 Statements, has achieved an average barrel of oil per day production rate for the thirty days immediately prior to June 30, 2005 of not less than 1,547 barrels of oil per day;

(b)           in the event that the Company, during the fiscal year ended June 30, 2006, achieves both of the following performance milestones (collectively the “2006 Performance Milestones”) one half of the Performance Shares issued to a particular Executive Shareholder are to be released to that Executive Shareholder

(i)    the Company, based solely upon the audited financial statements of the Company for the year ended June 30, 2006, as filed with the Securities and Exchange Commission (the “2006 Statements”) has proven reserves of not less than 2,833 MBOE, and

(ii)   the Company, as determined by the Company’s auditor in conjunction with the preparation of the 2006 Statements, has achieved an average barrel of oil per day production rate for the thirty days immediately prior to June 30, 2006 of not less than 1,521 barrels of oil per day; and

(c)           in the event that the Company, during the fiscal year ended June 30, 2006, achieves both of the following performance milestones all of the Performance Shares then in escrow are to be released to the Executive Shareholders:

(i)    the Company, based solely upon the 2006 Statements has proven reserves of not less than 3,777 MBOE, and

(ii)   the Company, as determined by the Company’s auditor in conjunction with the preparation of the 2005 Statements, has achieved an average barrel of oil per day production rate for the thirty days immediately prior to June 30, 2006 of not less than 2,028 barrels of oil per day.

The 2005 Performance Milestones or the 2006 Performance Milestones are herein referred to as the “Performance Milestones”.

2.05         Notwithstanding the provisions of paragraph 2.04(a), in the event that any particular Executive Shareholder notifies that Company that he reasonably believes that the Company has achieved both of the 2005 Performance Milestones enumerated therein at, in the case of the proven reserve requirement, September 30, 2005 and, in the case of the average barrel of oil per day production rate, for the thirty days immediately prior to September 30, 2005, the Company will cause its auditor to perform such reviews as the auditor considers necessary to determine whether on not the 2005 Performance Milestones are in fact met for such date and period.  In the event that the auditor determines that both of the 2005 Performance Milestones are met for such date and period, one half of the Performance Shares issued to each Executive Shareholder are to be released to that Executive Shareholder.  Any Performance Shares returned to treasury of the Company pursuant to section 2.02 hereof will not be subject to this section 2.05.

2.06         All Performance Shares to be released from escrow pursuant to section 2.04 hereof are to be released within thirty days of the date on which the annual reports containing the 2005 or 2006 Statements (as the case may be) are filed with the Securities and Exchange Commission. All Performance Shares to be released from escrow pursuant to section 2.05 are to be released within thirty days of the date on which the auditor makes its final determination.

Performance Shares - Return to Treasury

2.07         In the event that any of the Performance Shares which have not been not returned to treasury of the Company pursuant to section 2.02 hereof are not released from escrow pursuant to section 2.04 hereof, such Performance Shares will be returned to treasury for cancellation without consideration within thirty days of the date on which the annual report containing the 2006 Statements is filed with the Securities and Exchange Commission, and in any event no later than October 31, 2006.

Voting Rights

2.08         Notwithstanding the deposit of the Shares into Escrow, the Shareholders shall enjoy the full right to vote the Shares as they see fit unless such Shares are to be returned to treasury pursuant to the terms hereof.

ARTICLE 3

GENERAL PROVISIONS

Arbitration

3.01         The parties hereto shall attempt to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement by negotiation in good faith.  If such good negotiation fails to resolve such dispute, controversy, difference or claim within thirty (30) days after any party delivers to any other party a notice of its intent to submit such matter to arbitration, then any party to such dispute, controversy, difference or claim may submit such matter to arbitration.

Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement shall be settled by binding arbitration by a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association and governed by the laws of the State of Texas (without regard to the choice-of-law rules or principles of that jurisdiction).  Judgment upon the award may be entered in any court located in the State of Texas, and all the parties hereto hereby consent to submit to the jurisdiction of such courts and expressly waive any objections or defense based upon lack of personal jurisdiction or venue.

Each of the plaintiff and defendant party to the arbitration shall select one (1) arbitrator (or where multiple plaintiffs and/or defendants exist, one (1) arbitrator shall be chosen collectively by such parties comprising the plaintiffs and one (1) arbitrator shall be chosen collectively by those parties comprising the defendants) and then the two (2) arbitrators shall mutually agree upon the third arbitrator.  Where no agreement can be reached on the selection of either a third arbitrator or an arbitrator to be named by either a group of plaintiffs or a group of defendants, any implicated party may apply to a judge of the courts of the State of Texas, to name an arbitrator.  The location of any arbitration shall be in the State of Texas.  Process in any such action or proceeding may be served on any party anywhere in the world.

Notice

3.02         Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid single certified or registered mail, or telecopier. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally or by telecopier shall be deemed to have been received on the actual date of delivery.

Further Assurances

3.03         Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

Time of the Essence

3.04         Time is expressly declared to be the essence of this Agreement.

Enurement

3.05         This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Assignment

3.06         This Agreement is not assignable without the prior written consent of the parties hereto.

Counterparts

3.07         This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

Applicable Law

3.08         This Agreement is subject to the laws of the State of Texas.

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IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

HURON VENTURES, INC.

By:	/s/ Eric Boehnke
Eric Boehnke., President

/s/ Steven Jeffrey Johnson
Steven Jeffrey Johnson

/s/ Michael Joseph Ricketts
Michael Joseph Ricketts

/s/ Tom Cochrane
Tom Cochrane

/s/ Donnie Dale Dent
Donnie Dale Dent

/s/ Jim McCaghren
Jim McCaghren

/s/ Evelyn L. Harwell
Evelyn L. Harwell

/s/ Patricia Lee Stephens
Patricia Lee Stephens

/s/ Tonya L. Clardy
Tonya L. Clardy

Schedule “A”

Shares

Name and Address of Shareholder	Compensation Shares	Performance Shares	Total Shares

Steven Jeffrey Johnson	2,040,175	2,040,175	4,080,350
Michael Ricketts	232,425	232,425	464,850
Tom Cochrane	232,425	232,425	464,850
Donnie Dale Dent	40,000	0	40,000
Jim McCaghren	38,737	0	38,737
Evelyn L. Harwell	30,990	0	30,990
Patricia Lee Stephens	29,440	0	29,440
Tonya L. Clardy	15,783	0	15,783
Totals:	2,659,975	2,505,025	5,165,000

Schedule “B”

Executive Employment Agreements

1.             Employment Agreement dated May 28, 2004 between Huron Ventures Inc. and Steven Jeffrey Johnson.

2.             Employment Agreement dated May 28, 2004 between Huron Ventures Inc. and Michael Ricketts.

3.             Employment Agreement dated May 28, 2004 between Huron Ventures Inc. and Tom Cochrane.

Schedule “C”

Management Stock Pool Escrow Agreement